Exhibit 10.1

THIS AMENDMENT TO THE SECOND AMENDED AND RESTATED SHORT-TERM SUPPORT AGREEMENT (the “Amendment”) dated as of June 18, 2009 is made

BETWEEN

NORTEL NETWORKS LIMITED

(hereinafter called the “Principal”)

AND

EXPORT DEVELOPMENT CANADA

(hereinafter called “EDC”)

WHEREAS, pursuant to a Second Amended and Restated Master Facility Agreement dated as of December 14, 2007 between the Principal and EDC (the “Facility Agreement”), EDC agreed to provide Support for the benefit of the Principal and its affiliates, subject to the terms and conditions of the Facility Agreement;

WHEREAS the Principal commenced a voluntary proceeding seeking relief including an initial order (as amended, the “Initial Order”) under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA Proceeding”) and the Principal’s subsidiaries have commenced administration proceedings in the United Kingdom and restructuring proceedings under Chapter 11 of the United States Bankruptcy Code;

WHEREAS the Principal and EDC entered into an Agreement dated as of January 14, 2009, as amended by the Amended and Restated Short-Term Support Agreement dated as of February 10, 2009, by and between the Principal and EDC, as further amended by the Second Amended and Restated Short-Term Support Agreement dated as of April 24, 2009 by and between the Principal and EDC (collectively, the “Original Agreement”), pursuant to which EDC agreed, among other things, that, until July 30, 2009, new Support would continue to be made available to the Principal under the Facilities, to an aggregate maximum amount of USD 30 million; and

WHEREAS the Principal and EDC wish to further amend the terms and conditions of the Original Agreement in accordance with the terms and conditions herein.

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THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1.	Unless otherwise defined herein, words and phrases herein shall have the meanings ascribed to them in the Facility Agreement, the Original Agreement or the Initial Order.

2.	Section 4 of the Original Agreement be and is hereby amended by deleting Section 4(a) in its entirety and replacing it with the following:

“The Principal shall (i) execute and deliver a cash collateral pledge agreement substantially in the form of Schedule C hereto and (ii) deliver cash collateral to EDC as continuing collateral security for (A) all new Support provided on or after January 14, 2009, whether before or after the date of this Agreement, and any renewals or extensions of such new Support, (B) all renewals or extensions of Support that was outstanding on January 14, 2009 provided on or before April 14, 2009 and (C) all agreed upon fees and expenses, all such cash collateral to be provided in an amount equal to the underlying Support where the underlying Support is in United States Dollars or, in each case where the currency of the underlying Support is not United States dollars, in the currency of the underlying Support in an amount equal to the underlying Support, and the Principal shall otherwise satisfy all applicable conditions set forth herein and in the Facility Agreement.”

3.	The Conditions contained in Schedule A to the Original Agreement is hereby amended by deleting paragraph (g) in its entirety and replacing it with the following:

“(g) Any Support requested under the Small Bonds Facility during the Interim Period shall be at the sole and unfettered discretion of EDC and the Principal acknowledges that EDC shall be under no obligation at any time to permit any use to be made of the Small Bonds Facility during the Interim Period notwithstanding that any conditions precedent to the provision of any such Support have been satisfied or that such Support is within the parameters contemplated by any EDC Agreements.”

4.	The Conditions contained in Schedule A to the Original Agreement are hereby amended by the addition of the following:

“(j) The Initial Order shall be amended, on terms satisfactory to EDC, to give effect to Section 4(a) hereof, as amended, on substantially the same terms as provided to the LC Banks in respect of the LC Cash Collateral in paragraphs 7(c), 10A, 44 and 46 of the Initial Order.

(k) Upon the execution and delivery of the Cash Collateral Agreement and the provision of cash collateral as set forth in Section 4(a) hereof, the EDC Charge shall be of no further force and effect, and the Principal shall be at liberty to take such steps as it deems necessary to cancel such charge and to amend the Initial Order accordingly, and EDC agrees to do all things necessary or incidental to give effect to the cancellation of the EDC Charge, including without limitation the deletion of conditions (a) and (b) herein.”

5.	Schedule B to the Original Agreement is hereby deleted in its entirety and replaced by Schedule B hereto.

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6.	MISCELLANEOUS

(a)	Save only as expressly provided in this Amendment, the provisions of the Facility Agreement and the Original Agreement continue in full force and effect, and the Facility Agreement, the Original Agreement and this Amendment shall be read and construed as one instrument.

(b)	This Amendment shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(c)	This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(d)	This Amendment shall be binding upon and enure to the benefit of the parties and their respective successors and assigns.

(e)	Any provision of this Amendment may be amended or waived if such amendment or waiver is in writing and is signed by the Principal and EDC.

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IN WITNESS WHEREOF the parties have signed and delivered this Agreement as of the date first written above.

NORTEL NETWORKS LIMITED, as Principal

Per:	/s/ John M. Doolittle
Name:	John M. Doolittle
Title:	Treasurer

Per:	/s/ Gordon A. Davies
Name:	Gordon A. Davies
Title:	Chief Legal Officer and Corporate Secretary
Address:	195 The West Mall Toronto, Ontario M9C 5KI Facsimile: 905-863-8563

EXPORT DEVELOPMENT CANADA

Per:	/s/ Derek Austin
Name:	Derek Austin
Title:	Manager

Per:	/s/ Anna Tzulakis
Name:	Anna Tzulakis
Title:	Underwriter
Address:	151 O’Connor Street Ottawa, Ontario K1A 1K3 Facsimile: 613-597-8504

SCHEDULE B

FEES AND EXPENSES

(a)    For Support made available by EDC during the Interim Period, the Principal shall pay to EDC prior to the issuance of any Secured Support by EDC, a fee of 1.525% per annum calculated on the aggregate amount of such Support for the stated term thereof.

(b)    The Principal shall pay all reasonable fees and expenses of external legal counsel and external financial advisors incurred by EDC in connection with (i) the negotiation, preparation and implementation of this Agreement and all arrangements contemplated hereby including, without limitation, in connection with the CCAA Proceedings, the negotiation and preparation of the EDC Agreements and the provision of Secured Support or the renewal of any existing Secured Support and (ii) the negotiation and provision of advice in respect of any one or more sales of assets by the Principal or its affiliates in respect in respect of which EDC has issued Support.

(c)    EDC shall release, net of fees and expenses owed, the Principal’s previous deposits of USD450,000 and CAD350,000 (for certainty, the Principal shall not be compelled to provide any further cash deposits pursuant to the terms of the Fees and Expenses Letter, as such term is defined in the Cash Collateral Agreement) upon receipt by EDC from the Principal of a new deposit of USD540,000 (the “Deposit”). The Deposit shall be applied by EDC to (i) the fees and expenses referenced in paragraphs (a) and (b) of this Schedule B and (ii) the fees and expenses of EDC’s external legal counsel incurred in connection with the CCAA Proceedings. When the Obligations (as defined in the Cash Collateral Agreement) have been satisfied, the balance of the Deposit, if any, shall be returned by EDC to the Principal. The Principal acknowledges and agrees that (i) any fees and expenses which are due and payable by the Principal to EDC and which are not recovered from Collateral (as defined in the Cash Collateral Agreement) and (ii) any amounts paid by EDC on behalf of, and at the request of, the Principal or its affiliates to a financial institution or a surety company in connection with the issuance, renewal or amendment of any letter of credit, letter of guarantee or surety bond shall constitute an unsecured claim against the Principal in the CCAA Proceeding and all such amounts shall be treated as if outstanding immediately prior to the commencement of the CCAA Proceeding.

SCHEDULE C

CASH COLLATERAL AGREEMENT